As filed with the Securities and Exchange Commission on May 24, 2023

Registration No. 333-238074

Registration No. 333-235284

Registration No. 333-228988

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EVOQUA WATER TECHNOLOGIES CORP.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	46-4132761 (I.R.S. Employer Identification Number)

Amended and Restated Evoqua Water Technologies Corp. 2017 Equity Incentive Plan

EWT Holdings I Corp. Stock Option Plan

Evoqua Water Technologies Corp. IPO Restricted Stock Units

Evoqua Water Technologies Corp. Employee Stock Purchase Plan

(Full title of the plan)

Dorothy G. Capers, Secretary

Evoqua Water Technologies Corp.

310 Water Street, SE

Washington, D.C. 20003

(202) 869-9150

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Saee Muzumdar

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

(212) 351-4035

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) filed by Evoqua Water Technologies Corp. (the “Company”) with the Securities and Exchange Commission:

•	Registration No. 333-238074, filed on May 7, 2020, registering 5,000,0000 shares of common stock under the Company’s Amended and Restated Evoqua Water Technologies Corp. 2017 Equity Incentive Plan.

•	Registration No. 333-235284, filed on November 26, 2019, registering 6,417,369 shares of common stock under the EWT Holdings I Corp. Stock Option Plan.

•

Registration No. 333-228988, filed on December 21, 2018, registering 11,297,330 shares of common stock under the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan and the Evoqua Water Technologies Corp. Employee Stock Purchase Plan, and with respect to restricted stock units granted pursuant to award agreements entered into in connection with the Company’s initial public offering.

Pursuant to the Agreement and Plan of Merger, dated as of January 22, 2023 (the “Merger Agreement”), by and among the Company, Xylem Inc., an Indiana corporation (“Parent”) and Fore Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a direct wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements and hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on this 24th day of May, 2023.

EVOQUA WATER TECHNOLOGIES CORP. (REGISTRANT)

By:	/s/ Dorothy G. Capers
Name:	Dorothy G. Capers
Title:	Secretary

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to Registration Statements.

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